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                                                                    EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Tractor Supply Company 2006 Stock Incentive Plan of our reports dated March 13, 2006, with respect to the consolidated financial statements of Tractor Supply Company included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Tractor Supply Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tractor Supply Company, filed with eh Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
August 8, 2006